Exhibit 99.1

Contact:
Michael L. McMullan	Tracy L. Keegan
President and CEO	Executive VP & CFO
(239) 254-2143	(239) 254-2147

For Immediate Release

BANCSHARES OF FLORIDA POSTS RECORD EARNINGS FOR 4TH QUARTER 2005
Achieves First Full Year of Profitability Accompanied by Continued Strong Asset Growth

Naples, Fla. – January 26, 2006 -- Bancshares of Florida, Inc. (Nasdaq: BOFL), a $569.8 million-asset multi-bank holding company based in Naples, Florida, today reported fourth quarter net income, including significant items, of $4.3 million, or $0.70 per diluted share.  Before consideration of the significant items, the Company, as defined below under Bancshares of Florida, Inc., reported fourth quarter pretax income of $701,000, up $114,000 or 19.4% from third quarter 2005 and a $1.7 million improvement from the fourth quarter 2004 pretax loss of $993,000.

Significant items for the fourth quarter included a reversal of the valuation allowance on the Company’s deferred tax assets at December 31, 2005, which resulted in a $3.7 million income tax benefit, and a pre-tax charge of $85,000 related to accelerated vesting of certain stock options, both of which are discussed in more detail below.

Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “This quarter’s results mark a year of tremendous progress over fourth quarter 2004, when we made a significant investment to establish the Company in two new growth markets, Tampa Bay and Palm Beach County.  We achieved Company-wide profitability for the first time in the second quarter of this year and have recorded steady improvement since then”.

From a full year perspective, total assets rose $149.0 million, or 35.4%, over 2004.  Pretax income, including the impact of the $85,000 related to the accelerated stock option vesting, totaled $1.2 million, compared to a $2.9 million loss in the prior year.  Net income after tax, including significant items, was $4.9 million, or $0.79 per diluted share, versus a net loss of $2.9 million, or ($0.81) per diluted share, in 2004.

Our newer markets, in combination with the more established growth franchises in Southwest and Southeast Florida, produced an increase in total loans for the year of $161.6 million or 50%, a surge in net interest income of 95%, a climb in noninterest income of 50%, and an improvement in the efficiency ratio of 33 percentage points to 82% for the fourth quarter.  Equally important, the Company maintained asset quality at an excellent level of 0.07% nonperforming loans/loans outstanding at year end.

“At our affiliates,” McMullan went on to say,

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“Bank of Florida, Southwest, based in Naples, produced record pretax earnings for the year of $3.1 million, up 158.0%, with loans climbing $54.8 million or 26.0% over the last twelve months to $264.0 million.

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Earnings at Bank of Florida, Fort Lauderdale, which includes our new Palm Beach County location, climbed from a pretax loss in 2004 of $177,000 to pretax net income in 2005 of $1.8 million.  Total loans rose $64.0 million to $167.3 million, up 62.1% during 2005.

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Bank of Florida, Tampa Bay, which opened in November 2004, grew its loans to $54.9 million, recording a pretax loss for the year of $778,000.  Notably, the bank reduced its fourth quarter pretax loss to $22,000 from $512,000 in the fourth quarter 2004.

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Lastly, Bank of Florida Trust Company grew its assets under advice during 2005 to $390.0 million, up $187.9 million or 92.9%.  In its second full year of profitability, pretax earnings were $173,000 versus $53,000 in 2004.  Assets under advice in that last 90 days rose $49.2 million or 14.5%.”

Consolidated balance sheet and income statement highlights for the fourth quarter include:

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Loans at quarter end totaled $487.6 million, up $42.0 million or 9.4% during the last 90 days.  This increase followed record growth in third quarter 2005 of $51.3 million, and exceeded loan growth in the first two quarters of the year of $35.2 million and $33.0 million, respectively.  Loan growth for all of 2005 was $161.6 million or 50.0%.  Loan pipelines at all the bank affiliates remain strong.

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Commercial loans, largely secured by real estate, totaled $358.4 million (74% of total loans) at December 31, 2005, up $44.6 million in the last 90 days, of which $27.0 million was in construction lending.  Making up the rest of the loan portfolio were multi-family and residential mortgage loans at $91.4 million (19% of total loans), down from prior periods largely due to payoffs and the sale of current residential production into the secondary market, followed by consumer lines of credit at $26.4 million (5% of total loans), and installment and other loans at $11.4 million (2% of total loans).

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Average deposits for the fourth quarter totaled $479.1 million, up $37.7 million or 8.6% compared to third quarter 2005, and $154.6 million or 48.0% greater than the same period last year.  These changes compare to growth in average loans over the same periods of $54.9 million and $173.6 million, respectively.

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The excess of loan over deposit growth in the fourth quarter compared to the third quarter was funded by additional subordinated debt, which also helped maintain strong capital ratios at the Naples and Fort Lauderdale banks, and a reduction in excess short-term liquidity.  The additional subordinated debt, along with $3.0 million in FHLB term borrowings and the net proceeds from the Company’s 2005 equity offering, funded the excess of loan growth over deposit growth in fourth quarter 2005 versus that in fourth quarter 2004.  The Company is confident that it has sufficient borrowing capacity as well as loan participant arrangements in place to manage its balance sheet as it grows core funding sources in its markets.

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Average noninterest-bearing checking (DDA) accounts climbed $6.9 million or 8.6% during the fourth quarter 2005, maintaining an 18.2% ratio to average total deposits.  Compared to fourth quarter 2004, average DDA balances have grown $39.2 million or 82.0%, resulting in over a three percentage point increase in the ratio to average total deposits.  This increase is reflective of the Company’s vigorous strategy to expand its source of low-cost funds through the sale of cash management products and services.  In addition, included as part of this strategy is the addition of Deposit and Cash Management specialists in two of the Company’s four markets, with recruiting efforts in process in the other markets.

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Top-line revenue increased $604,000, or 10.0% over third quarter 2005, to $6.7 million in the fourth quarter, $3.0 million higher than fourth quarter 2004.  The Company defines top-line revenue as the sum of net interest income plus noninterest income (excluding net securities gains/losses).  A number of the Company’s clients have a combination of borrowing, depository, and trust relationships, and it is useful to compare the entirety of revenue from these sources against the expenses incurred to service them.

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Net interest income was up $590,000 or 11.4% over the third quarter and $2.8 million or 92.8% over the fourth quarter of 2004.  Approximately $160,000 and $578,000, respectively, of these increases were due to an improved net interest margin, which rose to 4.42% in the fourth quarter, up 11 basis points in the last 90 days and 97 basis points in the last year.  This expansion reflects the Company having positioned its balance sheet to benefit from the current rising rate environment, with 49% of its loans adjusting to a prime rate change either immediately or within 90 days.  In addition, the margin has expanded over the last four quarters as a result of the Company’s efforts to improve the mix of DDA and lower cost funding sources.  The balance of the increase in fourth quarter net interest income was due to higher earning asset volumes, up $41.1 million (8.6%) over third quarter 2005 and up $174.6 million (50.7%) compared to the same period last year.

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Noninterest income was relatively unchanged over third quarter 2005, but increased by $263,000 or 42.7% compared to fourth quarter 2004.  This increase was primarily due to expanded trust revenues and increased fees from selling mortgages into the secondary market, partially offset by lower deposit service charges primarily due to a single customer whose change in cash management practices eliminated its previously substantial overdraft fees.

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Fourth quarter trust fees climbed $56,000 or 14.0% over the third quarter, reflective of a $49.2 million or 14.5% increase in assets under advice.  Trust fees for the full year rose $483,000 or 45.0% on a 92.9% climb in assets under advice.

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Fourth quarter secondary mortgage market fees were up 36.0% over the previous quarter and more than four times that experienced in the fourth quarter of 2004.  In early 2005, the Company implemented a business strategy to actively address the needs of its high net worth clientele by placing experienced originators in each of its markets, which resulted in $81million in closed loans for the year and a 38.0% increase in fee income to $333,000.

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Noninterest expense increased 12.3%, or $595,000, in the fourth quarter versus the third quarter.  As a result, the efficiency ratio (noninterest expense divided by top-line revenue) increased slightly to 81.8%, following steady improvement from the fourth quarter 2004 level of 115.0%.  Compared to 2004, the Company has achieved significant positive operating leverage, holding the increase in expenses to 42.4% or $5.8 million while generating a top-line revenue increase of 87.0% or $10.4 million.

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Ninety percent of the increase in fourth quarter over third quarter expense was due to higher salaries and related benefits (up $537,000 or 20.2%) due to a significant number of new hires (27 since late summer) across a variety of functions, including a new bank president at Bank of Florida, Southwest and a West Coast private banking executive and relationship manager in the Bank of Florida Trust Company, which enabled the filling of the Corporate Risk Management Officer position at the parent Company by the previous president.  Overall, full-time equivalent staff increased to 153 or 28% at year end.

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Also impacting higher personnel expense during the fourth quarter was the Company’s decision to accelerate the vesting of certain stock options and warrants in anticipation of the mandated adoption in 2006 of SFAS No. 123R, which requires the recognition in the financial statements of the fair value of stock options.  In return for taking a non-cash charge of $85,000 in the fourth quarter, this vesting avoided the non-cash expensing of approximately $550,000 in 2006 and over $700,000 in future years.

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Compared to fourth quarter 2004, noninterest expense increased $1.3 million or 31.1%, with over $1.0 million of the increase attributable to higher personnel expenses due to expanded staff.  The remainder of the increase occurred in occupancy expense (up 4%); equipment rental, depreciation, and maintenance (up 32%); and general operating (up 17%), allconsistent with the rapid growth of the Company.

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Asset quality continued to be strong in the fourth quarter, with nonperforming loans (nonaccruals and 90+ days past due) at $321,000, or 0.07% of loans outstanding, relatively unchanged from the third quarter.  In comparison, nonperforming loans totaled $586,000 or 0.18% of loans outstanding at year-end 2004.  There were $75,000 in net charge-offs during the quarter, bringing the total to $117,000 for the year, resulting in a ratio of net charge-offs to average loans for 2005 of 0.04%.  These levels compare to $30,000 in net charge-offs, or 0.02% of average loans, during 2004.

•	The fourth quarter provision for loan losses was $594,000, down $20,000 compared to third quarter 2005, but up $143,000 or 32.0% over 2004, primarily due to loan growth.

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The loan loss allowance increased $1.8 million over the last 12 months to $4.6 million, primarily due to 49.5% loan growth, with the ratio to loans outstanding rising 9 basis points to 0.94%.  At the end of 2005, the loan loss allowance was 14.4 times the level of nonperforming loans, up from 4.8 times at the end of 2004.All the above asset quality measures are consistent with the Company’s historic experience and very favorably compared to national peer bank levels as of September 30, 2005.

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As noted at the outset of this press release, the Company reversed the valuation allowance on its deferred tax assets at December 31, 2005, resulting in a $3.7 million income tax benefit.  This action was taken following the culmination of three profitable quarters in 2005 and management’s completion of projections for 2006.  As a result, the Company determined that it is more likely than not that the deferred tax assets will be realized against future taxable income and, therefore, the valuation allowance was reversed.  The table below presents what fourth and third quarter 2005 earnings would have been if taxes were recorded at the anticipated nominal rate of 37.6%, and if the one-time charge of $85,000 associated with accelerated vesting of options and warrants had not been taken.

Bancshares of Florida, Inc.
Proforma Financial Summary (Unaudited)
($ in thousands, except per share)

	For the Three Months Ended

	Dec. 31, 2005	Sept. 30, 2005	Change $	Change %	Dec. 31, 2004	Change $	Change %

Top-line revenue	$6,658	$6,054	$604	10.0%	$3,615	$3,043	84.2%
Provision for loan losses	594	614	(20)	-3.3%	451	143	31.7%
Noninterest expense	5,448	4,853	595	12.3%	4,157	1,291	31.1%

Income (loss) before income taxes	$616	$587	$29	4.9%	$(993)	$1,609	162.1%
Reported:
Income tax benefit	(3,727)	—	(3,727)	N/A	—	(3,727)	N/A
Net income (loss)	$4,343	$587	$3,756	639.9%	$(993)	$5,336	537.4%

Diluted earnings (loss) per share	$0.70	$0.10	0.60	600.0%	$(0.22)	0.92	418.2%
Proforma:
Less: Option vesting expense	85	—	85	N/A	—	85	N/A

Income (loss) before income taxes	701	587	114	19.4%	(993)	1,694	170.7%

Income tax (benefit)	264	221	43	19.4%	(373)	637	N/A
Net income (loss)	$437	$366	$71	19.4%	$(620)	$1,057	144.1%

Diluted earnings (loss) per share	$0.07	$0.06	$0.01	18.5%	$(0.13)	$0.20	132.0%

The Company’s net income for 2005, including significant items, was $4.9 million or $0.79 per diluted share.  Before considering the impact of reversing the valuation allowance, pretax net income for 2005 was $1.2 million or $0.15 per diluted share,a $4.0 million or $0.96 per share positive swing from the net loss in 2004.  Top-line revenue climbed $10.4 million, or 87%, on $179 million growth in average earning assets and a 93% or $188 million increase in assets under advice.  Approximately $9.3 million of the increase in top-linerevenue reflects growth in net interest income, of which $1.9 million or 20% was due to a 69 basis point expansion in net interest margin.  Noninterest income (excluding securities transactions) climbed $1.1 million or 50% over  2004, primarily due to increases in service charge income of $513,000 (up 59%), trust fee income of $483,000 (up 45%), and mortgage banking fees of $91,000 (up 38%).

Noninterest expense rose $5.8 million or 42.4% over 2004, of which approximately $2.5 million reflects the incremental cost of a full year of operation in the new Palm Beach County and Tampa Bay locations.  Excluding the absence of a $312,000  Horizon Financial Corp. acquisition write-off in third quarter 2004, the remaining increase in noninterest expense was the result of additional staffing levels noted above and expenses related to supporting the $149.0 million year-over-year growth in the balance sheet.  More specifically, total personnel expense for the year was up $3.8 million or 57.0%, representing two thirds of the total increase in noninterest expense.  The remaining increases were in occupancy expense (up $684,000 or 31.0%); equipment rental, depreciation, and maintenance (up $413,000 or 51.0%); and general operating (up $854,000 or 22.2%).  Loan loss provision expense increased $624,000 or 48.8%, largely driven by growth in loans outstanding.

Please visit the Company’s web site, www.bankofflorida.com, for an electronic version of this earnings release along with a supporting summary financial table.  Click on “Investor Relations” and select the “Press Releases/News” section.  The table will be more fully discussed in the Company’s upcoming Form 10-K, to be released on or before March 16, 2006.   To receive an email alert of all Company press releases, SEC filings, and events, select the “Email Notification” section.

BANCSHARES OF FLORIDA, INC.

Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $569.8 million-asset multi-bank holding Company located in Naples, Florida.  Bancshares is the parent company for Bank of Florida, Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida, based in Fort Lauderdale, Florida; and Bank of Florida, Tampa Bay, based in Tampa, Florida, collectively referred to as the “Company”.  In addition, Bank of Florida, Fort Lauderdale, maintains a full-service banking facility in Boca Raton, Florida.  Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2006 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.